LEE ENTERPRISES, INCORPORATED

                               215 N. Main Street

                           Davenport, Iowa 52801-1924

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD January 23, 2002

TO THE STOCKHOLDERS:

         The Annual Meeting of Stockholders of Lee Enterprises, Incorporated, a Delaware corporation (the "Company"), will be held at the Radisson Quad City Plaza Hotel & Conference Center, 111 E. 2nd Street, Davenport, Iowa, on January 23, 2002, at 9:00 a.m., for the following purposes:

        (1)   To elect two directors for terms of three years; and

        (2) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

         The Board of Directors has fixed December 3, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

         It is important that your shares be represented whether or not you plan to attend the Annual Meeting. You may vote by marking, signing and dating the enclosed proxy card and returning it in the postage paid envelope. Stockholders may also vote by telephone or via the Internet. If you attend the meeting, you may withdraw your proxy at that time and vote your shares in person.


/s/ C. D. Waterman III
-----------------------------
C. D. Waterman III, Secretary




Davenport, Iowa
December 27, 2001

                          LEE ENTERPRISES, INCORPORATED

                       2002 ANNUAL MEETING OF STOCKHOLDERS

                                 PROXY STATEMENT

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Stockholders to be held at the Radisson Quad City Plaza Hotel & Conference Center, 111 East 2nd Street, Davenport, Iowa on Wednesday, January 23, 2002, at 9:00 a.m., for the purposes set forth in the Notice of Annual Meeting of Stockholders.

         The principal executive offices of the Company are located at 215 N. Main Street, Davenport, Iowa 52801-1924. This Proxy Statement and the enclosed form of proxy are being mailed to stockholders on or about December 27, 2001, together with a copy of the Company's Annual Report for the fiscal year ended September 30, 2001.

                                     PROXIES

         Your vote is very important. For this reason, the Board of Directors is requesting that you use the enclosed proxy card to vote your shares. If the accompanying proxy is executed, the shares represented by the proxy will be voted as specified below. You may also vote your shares by delivering your proxy by telephone or via the Internet.

         If a broker, bank or other nominee holds your Common Stock, you will receive instructions from them that you must follow in order to have your shares voted. If you hold certificate(s) in your own name as a holder of record, you may vote your Common Stock or Class B Common Stock by signing, dating and mailing the proxy card in the postage paid envelope provided. Alternatively, you may vote your shares in person at the Annual Meeting.

         You may revoke the proxy before the Annual Meeting, whether delivered by telephone, Internet or through the mail, by using the telephone voting procedures, the Internet voting procedures or by mailing a signed instrument revoking the proxy to: C. D. Waterman III, Corporate Secretary, Lee Enterprises, Incorporated, 215 N. Main St., Davenport, IA 52801-1924. To be effective, a mailed revocation must be received by the Secretary on or before January 22, 2002. A stockholder may also attend the Annual Meeting in person, withdraw the proxy and vote in person.

                                VOTING PROCEDURES

         Stockholders of record at the close of business on December 3, 2001 will be entitled to vote at the Annual Meeting or any adjournment thereof. As of November 30, 2001, there were 33,920,305 shares of Common Stock and 10,210,918 shares of Class B Common Stock outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting; each share of Class B Common Stock is entitled to ten votes at the meeting.

         The presence, in person or by proxy, of a majority of the voting power of Common Stock and Class B Common Stock of the Company issued and outstanding and entitled to vote is necessary to constitute a quorum at the Annual Meeting. The affirmative vote of the holders of a plurality of the voting power of Common Stock and Class B Common Stock represented in person or by proxy at the Annual Meeting is required to elect directors, and the affirmative vote of the holders of a majority of the voting power of Common Stock and Class B Common Stock represented at the Annual Meeting is required to act on any other matter properly brought before the meeting.

         Abstentions from voting will be included for purposes of determining whether the requisite number of affirmative votes are received on any matters other than the election of directors submitted to the stockholders for vote and, accordingly, will have the same effect as a vote against such matters. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present and entitled to vote, but will have no effect on the vote, with respect to that matter.

         In voting by proxy with regard to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees, or withhold their votes as to specific nominees. Stockholders should specify their choices on the accompanying proxy card or by using the telephone or Internet voting procedures. All properly executed proxies delivered by stockholders to the Company and not revoked will be voted at the Annual Meeting in accordance with the directions given. If no specific instructions are given on a proxy card with regard to the matters to be voted upon, the shares represented by a signed proxy card will be voted "FOR" the election of all directors as more fully set forth in this Proxy Statement. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

                      PROPOSAL ONE - ELECTION OF DIRECTORS

         Two directors are to be elected at the Annual Meeting to hold office for three-year terms expiring at the Annual Meeting of Stockholders in 2005.

         Each of the individuals named below is a nominee of the Nominating Committee of the Board of Directors. Mr. Crain and Mr. Moloney are presently directors whose current terms expire January 23, 2002. Current directors Richard
D. Gottlieb, J. P Guerin and Phyllis Sewell are retiring at the Annual Meeting and will not stand for re-election. The Board of Directors does not currently plan to fill the vacancies and, effective as of the Annual Meeting date, the number of directors will be reduced to eight.

         Proxies will be voted for the election of these nominees unless the stockholder giving the proxy withholds such authority. If as a result of circumstances not now known any of such nominees shall be unable to serve as a director, proxies will be voted for the election of such other person as the Board of Directors may select. Information about the nominees and directors continuing in office is set forth below:

Nominees For Election As Directors
                                                                        Director
        Nominee                            Age        Proposed Term       Since
--------------------------------------------------------------------------------
Rance E. Crain (1) .................        63        3 years (2005)      1990
Herbert W. Moloney III .............        50        3 years (2005)      2001

         Mr.  Crain  is  the   President   and   Editorial   Director  of  Crain
Communications, a diversified publishing company with its principal offices in Chicago, IL.

         Mr. Moloney is the Chief Operating Officer, North America, of Vertis, Inc., Baltimore, MD.

Directors Continuing In Office

        Name                          Age     Current Term        Director Since
--------------------------------------------------------------------------------
Mary E. Junck ......................   54     2 years (2004)           1999
Andrew E. Newman (1) ...............   57     2 years (2004)           1991
Gordon D. Prichett (2) .............   60     2 years (2004)           1998
William E. Mayer (2) (3) ...........   61     1 year (2003)            1998
Gregory P. Schermer ................   47     1 year (2003)            1999
Mark Vittert (1) (3) ...............   53     1 year (2003)            1986
--------------------------------------------------------------------------------

(1)  Member of Executive Compensation Committee
(2)  Member of Audit Committee
(3)  Member of Nominating Committee

         Ms. Junck was elected President and Chief Executive Officer of the Company in January 2001. She became Executive Vice President and Chief Operating Officer of the Company in May 1999 and President in January 2000. From May 1996 to April 1999 she was Executive Vice President of The Times Mirror Company and President of Eastern Newspapers. She was named Publisher and Chief Executive Officer of The Baltimore Sun in 1993.

         Mr.  Newman  is  Chairman  and  Chief  Executive  Officer  of Race Rock
International,   St.  Louis,   MO.  He  is  also  a  director  of  Sigma-Aldrich
Corporation.

         Mr. Prichett is a partner in Cairnwood Cooperative, Boston, MA, a private investment group. He is also Professor of Mathematics, Statistics and Information Systems at Babson College, Babson Park, MA.

         Mr. Mayer is founding partner of Park Avenue Equity Partners, L.P., New York, NY, a private equity firm. He is also a director of Systech Retail Systems, and a trustee of the Liberty Mutual Funds.

         Mr. Schermer was elected Vice President-Interactive Media in November 1997. From 1989 through November 1997 he was, and continues to serve as, Corporate Counsel of the Company.

         Mr. Vittert is a private investor.

          DIRECTORS' MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Company's Board of Directors met five times in fiscal 2001.

         The Company's Audit Committee met seven times in fiscal 2001. Its functions include review of the scope, timing and other considerations relative to the independent auditors' annual audit of the consolidated financial statements, the adequacy of internal control and the internal audit function, and evaluation of the performance of external and internal auditors and the Company's accounting and financial functions. In addition, the Committee reviews professional services provided by the Company's independent auditors, in general, prior to rendering of such services, and the possible effect of any nonaudit-related services upon the independence of the Company's independent auditors.

         The  Company's  Executive  Compensation  Committee  met three  times in fiscal 2001. Its functions are to administer the Company's Retirement Account and Supplementary Benefit Plans and the 1990 Long Term Incentive Plan; to establish salary ranges and salaries, bonus formulae and bonuses, and participation in other benefit plans or programs, for elected officers; to review employment terminations involving payment to any individual in excess of $150,000; to approve employment contracts for executives extending beyond one year; and to approve the position description performance standards and key result areas for bonus criteria for the Chief Executive Officer of the Company and to measure his or her related performance. In addition, the Committee recommends to the Board of Directors significant employee benefit programs and bonus or other benefit plans affecting individuals on the executive payroll other than elected officers.

         The Company's Nominating Committee met three times in fiscal year 2001. Its functions are to consider and recommend to the Board all nominees for possible election and re-election to the Board, and to consider all matters relating to the size, composition and governance of the Board and the general subject matter, size and composition of Board committees. The Nominating Committee will consider nominees recommended by the stockholders. Recommendations should be sent to Mark Vittert, Chairman, Nominating Committee, in care of the Company, at the address shown on the cover of this Proxy Statement.

         No incumbent director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which he or she served during 2001.

                            COMPENSATION OF DIRECTORS

         No Company employee receives any remuneration for acting as a director. In fiscal 2001 Messrs. Crain, Guerin, Mayer, Newman, Prichett, Rickman and Vittert and Mrs. Sewell were paid a $24,400 annual retainer, $1,000 for each Board meeting attended, $700 for each Committee meeting attended and $350 for each special telephone meeting. Committee chairs were also paid $3,000 extra as an annual retainer for acting as such. In February 2001, Mr. Gottlieb was paid a $50,000 retainer for serving as Chairman, and his medical and dental insurance continues in effect. Directors engaged to provide consultative services are normally compensated at the rate of $1,500 per diem. No non-employee director was paid additional compensation for consultative services in fiscal 2001.

         In 1996 the stockholders of the Company adopted the Stock Plan for Non-Employee Directors. Under the plan, non-employee directors receive an annual grant of 500 shares of Common Stock, and may elect to receive all or 50% of the cash retainer and meeting fees described above in Common Stock of the Company.

         The Board of Directors has authorized non-employee directors, prior to the beginning of any Company fiscal year, to elect to defer receipt of all or any part of the compensation a director might earn during such year. Amounts so deferred will be paid to the director upon his or her ceasing to be a director or upon attaining any specified age between 60 and 70, together with interest thereon at the average rate of interest earned by the Company on its invested funds during each year. Alternatively, directors may elect to have deferred compensation credited to a "rabbi trust" established by the Company with an independent trustee, which administers the investment of amounts so credited for the benefit and at the direction of the trust beneficiaries until their accounts are distributed under the deferred compensation plan.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         The following table sets forth information as of November 30, 2001 as to each person known by the Company to own beneficially more than five (5%) percent of the Common Stock or Class B Common Stock of the Company.

                                                               Percent      Class B          Percent
       Beneficial Owners                  Common Stock        of Class    Common Stock       of Class
-----------------------------------------------------------------------------------------------------
Ariel Capital Management, Inc. (1)          8,541,825           25.2%             ---           ---%
200 E. Randolph Street
Suite 2900
Chicago, IL  60601

Harris Associates, L.P. (2)                 1,883,035            5.6              ---           ---
Two North LaSalle Street
Suite 500
Chicago, IL  60602

Lloyd G. Schermer (3)                             ---            ---        1,237,586          12.1
c/o Lee Enterprises, Incorporated
215 North Main Street
Davenport, IA  52801-1924

Betty A. Schermer (4)                             ---            ---        1,116,354          10.9
c/o Lee Enterprises, Incorporated
215 North Main Street
Davenport, IA  52801-1924

Gregory P. Schermer (5)                       146,730             *           528,770           5.2
c/o Lee Enterprises, Incorporated
215 North Main Street
Davenport, IA  52801-1924

Grant Schermer                                     99             *           513,146           5.0
c/o Lee Enterprises, Incorporated
215 North Main Street
Davenport, IA  52801-1924

-----------------------------------------------------------------------------------------------------

* Less than one percent of the class.

(1) The information is based on a report on Schedule 13G, dated August 31, 2001, filed by Ariel Capital Management, Inc. ("Ariel") with the Securities and Exchange Commission. Ariel reported sole voting power with respect to 7,767,595 of the reported shares and sole dispositive power with respect to 8,532,705 shares. According to New York Stock Exchange ("NYSE") records, Ariel owned 8,637,515 shares as of November 30, 2001.

(2) The information is based on a report on Schedule 13G, dated January 30, 3001, filed by Harris Associates, L.P. ("Harris") with the Securities and Exchange Commission. Harris reported sole voting and sole dispositive power with respect to all of the reported shares. According to NYSE records, Harris owned 1,036,805 shares as of November 30, 2001.

(3) Includes (i) 458,028 shares of Class B Common Stock owned by a trust as to which Lloyd G. Schermer retains sole voting and investment powers;
         (ii) 348,838 shares of Class B Common Stock held by a charitable trust as to which Mr. Schermer has sole voting and shared investment power; and (iii) 5,520 shares of Common Stock and 110,020 shares of Class B Common Stock held by a trust and 320,700 shares of Class B Common Stock held by a charitable foundation as to which Mr. Schermer shares voting and investment powers. Mr. Schermer disclaims beneficial ownership of 779,558 shares of Class B Common Stock listed above, and of the Common Stock and Class B Common Stock beneficially owned by Betty A. Schermer listed above and described in footnote (4) below.

(4) Includes (i) 795,654 shares of Class B Common Stock owned by trusts under which Betty A. Schermer has sole voting and investment powers; and (ii) 320,700 shares of Class B Common Stock held by a charitable foundation as to which Mrs. Schermer has shared voting and investment power, but disclaims all beneficial ownership. Mrs. Schermer also disclaims beneficial ownership of all Common Stock and Class B Common Stock beneficially owned by Lloyd G. Schermer listed and described in footnote (3) above.

(5) Includes 6,000 shares of Class B Common Stock owned by his spouse, 2,000 shares of Common Stock and 6,000 shares of Class B Common Stock held by a trust for the benefit of his minor son, and 4,000 shares of Class B Common Stock held by a trust for the benefit of a minor daughter, as to which Mr. Schermer disclaims all beneficial ownership and exercises no voting or investment power.

         The following table sets forth information as to the Common Stock and Class B Common Stock of the Company beneficially owned as of November 30, 2001 by each director and nominee, each of the named executive officers listed in the Summary Compensation Table below, and by all directors and executive officers as a group:

             Name of                         Percent        Class B     Percent
        Beneficial Owner     Common Stock    of Class    Common Stock   of Class
--------------------------------------------------------------------------------

Rance E. Crain                   11,216         * %             ---       --- %
Richard D. Gottlieb (1)(2)      222,521         *           157,799       1.5
J. P. Guerin (1)                  6,000         *            99,614         *
James W. Hopson (2)              19,100         *               ---       ---
Mary E. Junck (2)                56,230         *               ---       ---
William E. Mayer                  4,336         *               ---       ---
Herbert W. Moloney, III             500         *               ---       ---
Andrew E. Newman                  4,500         *               ---       ---
Michael E. Phelps (2)            10,176         *               ---       ---
Gordon D. Prichett                3,600         *               ---       ---
Gregory P. Schermer (1) (2)     146,730         *           528,770       5.2
Phyllis Sewell                    3,700         *             2,450         *
John VanStrydonck (2)            14,927         *               ---       ---
Greg R. Veon (2)                 84,628         *             5,804         *
Mark Vittert                      5,000         *               ---       ---
All executive officers and
directors as a group
(17 persons)                    624,670        1.8          794,437       7.8
--------------------------------------------------------------------------------

* Less than one percent of the class.

(1) The following directors and named executive officers disclaim beneficial ownership of the following shares, included above, not owned personally by them or held for their benefit: Mr. Gottlieb - 2,451 shares of Common Stock and 51,939 shares of Class B Common Stock; Mr. Guerin - 3,000 shares of Common Stock and 2,850 shares of Class B Common Stock; and Mr. Schermer - 4,760 shares of Common Stock and 71,010 shares of Class B Common Stock.

(2) This table includes the following shares of Common Stock subject to acquisition within 60 days by the exercise of outstanding stock options:
     Mr. Gottlieb - 132,003; Mr. Hopson - 13,500; Ms. Junck - 24,000; Mr. Phelps
     - 5,250; Mr. Schermer - 17,722; Mr. VanStrydonck - 10,400; and Mr. Veon - 50,140.

                             EXECUTIVE COMPENSATION

         The following table and discussion summarize the compensation which the Company paid for services rendered in all capacities for the fiscal year ended September 30, 2001 to the chief executive officers of the Company and to each of the four other most highly compensated executive officers.

Summary Compensation Table

                                                                                   Long-Term
                                        Annual Compensation                   Compensation Awards
                           ---------------------------------------------   --------------------------
                                                                           Restricted      Stock
    Name and Principal                                           Other        Stock       Options           All
          Position          Year   Salary           Bonus        Annual       Awards        (#)           Other
--------------------------------------------------------------------------------------------------------------------
                                                     (7)           (9)       (7)(10)        (7)            (12)
Richard D. Gottlieb         2001   $205,000 (6)    $950,000 (6)    ---     $     ---      43,878 (11)   $221,600 (6)
  Chairman and Chief        2000    615,000         184,000        ---           ---      30,000         130,700
    Executive Officer (1)   1999    581,400         174,400        ---       116,000      25,000         123,600

Mary E. Junck               2001    575,000         300,000        ---       709,200      75,000         115,900
  President and Chief       2000    460,000         138,100        ---       129,700      30,000          42,800
    Executive Officer (1)   1999    153,000         125,000 (8)    ---       144,700 (8)  25,000 (8)         ---

James W. Hopson             2001    325,000          58,800        ---        85,100      20,000           4,100
  Vice President -          2000     50,800             ---        ---        51,900 (8)  45,000 (8)         ---
    Publishing (2)          1999        ---             ---        ---           ---         ---             ---

Greg R. Veon                2001    258,300          47,500        ---        85,100      24,186 (11)     45,700
  Vice President -          2000    238,600          53,300        ---        51,900      20,000          46,700
    Publishing (3)          1999    197,800          63,300        ---        29,900      15,000          37,400

Michael E. Phelps           2001    210,000          68,300        ---        56,700      15,000          16,200
  Vice President -          2000    122,100          45,000        ---        38,900 (8)  17,500 (8)         ---
    Sales & Marketing (4)   1999        ---             ---        ---           ---         ---             ---

John VanStrydonck           2001    200,000          31,000        ---        56,700      15,000          51,100
  Vice President -          2000    167,800         129,300        ---        51,900      20,000          38,900
     Publishing (5)         1999    149,000          71,600        ---        22,500       4,000          31,200

---------------------------------------------------------------------------------------------------------------------

(1) Mr. Gottlieb served as Chief Executive Officer until his retirement in January 2001, at which time Ms. Junck was elected to the position.

(2) Mr. Hopson was elected Vice President - Publishing and Publisher of the Wisconsin State Journal in July 2000.

(3) Mr. Veon was elected Vice President - Publishing in November 1999; from November 1995 through November 1999 he was Vice President - Marketing.

(4)  Mr. Phelps was elected Vice President - Sales & Marketing in February 2000.

(5) Mr. VanStrydonck was elected Vice President - Publishing in June 2000. From September 1994 to June 2000 he was Publisher of the Rapid City Journal and was Chairman and Chief Operating Officer of NAPP Systems from September 1994 until its sale by Lee in January 1997.

(6) Excludes compensation related to service as a member of the Board of Directors. The bonus for 2001 is related to the successful divestiture of the broadcast business.

(7) The Executive Compensation Committee of the Company meets following the conclusion of the Company's fiscal year to determine, among other things, the annual bonus and long term compensation grants to be awarded, if any, for the fiscal year just concluded. The Summary Compensation Table includes the value of shares of restricted Common Stock and the number of stock options granted by the Executive Compensation Committee under the Company's 1990 Long Term Incentive Plan in each of the years indicated for the corresponding fiscal year.

(8)  Includes   compensation   received  by  the  named  executive   officer  in
     conjunction with his or her employment by the Company.

(9)  Less than the lesser of $50,000 or 10% of compensation.

(10) Represents shares of restricted Common Stock in the following amounts granted to the named executive officers for fiscal 2001, 2000, and 1999, respectively.

                                             2001           2000            1999
     ---------------------------------------------------------------------------
     Richard D. Gottlieb ...............        --             --          4,000
     Mary E. Junck .....................    20,000          5,000          5,000
     James W. Hopson ...................     2,400          3,000             --
     Greg R. Veon ......................     2,400          2,000          1,000
     Michael E. Phelps .................     1,600          2,500             --
     John VanStrydonck .................     1,600          2,000            750

(11) Includes replacement, or "reload," options awarded at fair market value at date of exercise of non-qualified stock options as follows: Mr. Gottlieb - 43,878, and Mr. Veon - 4,186. Such options have a term equal to the remaining term of the options exercised or, with respect to Mr. Gottlieb, the earlier of the remaining term of the options exercised or January 31, 2006. Such options are exercisable after one year or, with respect to Mr. Gottlieb, immediately.

(12) Represents contributions by the Company on behalf of the named individuals to the Company's Retirement Account Plan and Supplemental Retirement Account.

Option Grants For Year Ended September 30, 2001

                                           % of Total
                                        Options Granted
                           Options      to Employees in    Exercise Price    Expiration      Grant Date
Name                       Granted         Fiscal Year        Per Share         Date       Present Value
--------------------------------------------------------------------------------------------------------
                             (1)                                                                (3)
Richard D. Gottlieb ...     43,878 (2)        12.7%        $28.25 - 32.10   11/17/2002-       $259,300
                                                                             1/31/2006
Mary E. Junck .........     75,000            21.7              35.46       11/14/2011         735,800
James W. Hopson .......     20,000             5.8              35.46       11/14/2011         196,200
Greg R. Veon ..........     20,000             5.8              35.46       11/14/2011         196,200
                             4,186 (2)         1.2              33.68       11/07/2005          26,100
Michael E. Phelps .....     15,000             4.3              35.46       11/14/2011         147,200
John VanStrydonck .....     15,000             4.3              35.46       11/14/2011         147,200

---------------------------------------------------------------------------------------------------------

(1) The options granted to the named individuals (other than replacement options) were determined by the Executive Compensation Committee following review of each individual's performance in fiscal year 2001, and become exercisable in installments of 30% of the original grant on each of the first and second anniversaries of the grant date and 40% on the third anniversary. All options are for Common Stock and have an exercise price equal to the closing market price of the stock on the grant date. The lesser of 25% or the maximum number of shares permitted by law are designated as incentive stock options, and the balance are non-qualified options. All options were granted under the Company's 1990 Long Term Incentive Plan, the provisions of which, among other things, allow an optionee exercising an option to satisfy the withholding tax obligations by electing to have the Company withhold shares of stock otherwise issuable under the option with a fair market value equal to such obligations. The Plan also permits an optionee exercising an option to satisfy the exercise price by delivering previously awarded restricted stock or previously owned Common Stock. The limitations accompanying the restricted stock remain in effect and apply to the corresponding number of shares issued upon the stock option exercise until they lapse according to their original terms.

(2) Replacement, or "reload," options awarded at fair market value at date of exercise of non-qualified stock options. Such options have a term equal to the remaining term of the options exercised or, with respect to Mr. Gottlieb, the earlier of the remaining term of the options exercised or January 31, 2006. Such options are exercisable after one year or, with respect to Mr. Gottlieb, immediately.

(3) The "grant date present value" is a hypothetical value determined using certain assumptions specified under the Black-Scholes Option Pricing Model. The range of assumptions used in calculating the values is as follows:

                    Factor          Grant of November 14, 2001    Reload Options
     ---------------------------------------------------------------------------

     Dividend yield ............                1.9%                2.0 - 2.4%
     Volatility ................               20.0%               20.0 - 21.0%
     Risk-free interest rate ...                4.7%                4.5 - 5.2%
     Expected life .............            10.0 years           2.0 - 4.9 years

         The Company's stock options are not transferable, are subject to a risk of forfeiture, and the actual value of the stock options that an executive officer may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price.

Aggregate Option Exercises in Year Ended September 30, 2001 and Fiscal Year End Option Values

                                                                                        Value of Unexercised
                                                             Number of Unexercised      In-the-Money Options
                                  Number of                 Options at September 30,   at September 30, 2001
                               Shares Acquired    Value        2001 Exercisable/            Exercisable/
Name                             On Exercise     Realized        Unexercisable             Unexercisable
------------------------------------------------------------------------------------------------------------
                                     (1)           (2)                (3)                       (4)
Richard D. Gottlieb ........      284,975       $4,213,000          132,003                 $  481,000
                                                                        --                          --

Mary E. Junck ..............           --               --           15,000                     41,000
                                                                     40,000                    199,300

James W. Hopson ............           --               --            7,500                     28,900
                                                                     37,500                    182,100

Greg R. Veon ...............       13,000          242,000           36,840                    341,900
                                                                     37,486                    145,400

Michael E. Phelps ..........           --              --             2,250                     20,400
                                                                     15,250                    104,800

John VanStrydonck ..........        5,860           64,900            2,400                      7,500
                                                                     23,600                    123,100

-------------------------------------------------------------------------------------------------------------

(1) All options are for Common Stock and were granted under the Company's 1990 Long Term Incentive Plan.

(2) Market value of underlying securities at exercise date minus the exercise price.

(3) Options granted under the Company's 1990 Long Term Incentive Plan become exercisable in three installments over a period of three years from the date of grant. The number of unexercisable options shown excludes those granted by the Executive Compensation Committee in November 2001 for the fiscal year ended September 30, 2001.

(4) Market value of underlying securities at September 30, 2001 ($31.67), minus the exercise price.

Benefit Plans and Retirement Programs

         Under the Company's Retirement Account and Supplementary Benefit Plans, the Company matches, upon eligibility, employee contributions up to 5.0% of employee compensation and, in addition, until September 30, 2001, contributed 6.2% of a participant's total compensation plus an additional 5.7% of such compensation in excess of $80,400. These retirement plans are defined contribution plans. The Company and employee contributions are invested and the total amount is paid following his or her retirement. The amounts credited in fiscal 2001 under the Retirement Account and Supplementary Benefit Plans to the accounts of the person listed in the Summary Compensation Table under the caption "All Other Compensation."

Agreements With Named Executive Officers

         The Company was obliged under a written agreement to pay to Mr. Gottlieb a multiple of three times his base salary in the event of termination of his employment without cause. This agreement expired in January 2001, upon his retirement as Chief Executive Officer. The Company determined in 1991 not to enter into such agreements in the future with its executive officers.

Change-of-Control Employment Agreements

         In 1998 the Board of Directors approved employment agreements between the Company and its executive officers, including each of the named executive officers, which become effective upon a change of control or in the event of a termination of employment in anticipation of a change of control. The agreements extend for three years, but renew annually for a new three-year period unless the Company gives prior notice of termination. The agreements provide that each such officer is to remain an employee for a three-year period following a change of control of the Company (the "Employment Period"). During the Employment Period, the officer is entitled to (i) an annual base salary, payable monthly in an amount at least equal to his or her highest monthly base salary during the year prior to the change of control, (ii) an annual bonus in an amount at least equal to his or her highest annual bonus in the three years prior to the change of control, and (iii) continued participation in the Company's incentive, savings, retirement and welfare benefit plans. The officer also is entitled to payment of expenses and fringe benefits to the extent paid or provided to (a) such officer prior to the change of control or (b) other peer executives of the Company.

         If during the Employment Period, the officer's employment is terminated other than for "Cause" or disability or the officer terminates his or her employment for "Good Reason", including a detrimental change in responsibilities or a reduction in salary or benefits, the officer will be entitled to the following benefits: (i) all accrued and unpaid compensation; (ii) a severance payment equal to three times the sum of such officer's (a) annual base salary, and (b) highest recent annual bonus; (iii) payment equal to the retirement contribution that the officer would have been eligible to receive from the Company under the terms of the Company's Retirement Account Plan and Supplemental Retirement Account (or successor plan or program then in effect), determined as if the officer were fully vested thereunder and had continued (after the date of termination) to be employed for an additional three years at the officer's highest recent annual compensation for purposes of determining the basic contributions and supplemental contributions; (iv) the amount of any forfeited benefits under the Company's Savings Plan; and (v) any legal fees and expenses incurred by the officer in asserting legal rights in connection with the agreement. The officer shall also be entitled to continued welfare benefits for three years and outplacement services. Subject to certain limits on payments, the agreement also requires tax "gross-up" payments to the officer to mitigate any excise tax imposed on the officer under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), and any penalties and interest in connection with a change of control. These payments would be in addition to awards of restricted stock, stock options and stock appreciation rights or amounts payable in lieu thereof under the Company's 1990 Long Term Incentive Plan which, in the event of a change of control and subject to certain limitations contained in the agreements, provides for early exercise and vesting and issuance or payment of such awards. The officer is entitled to receive such amounts in a lump-sum payment within 30 days of termination.

         A  change  of  control  includes  certain  mergers  and   acquisitions,
liquidation or dissolution of the Company, changes in the membership of the Company's Board of Directors and acquisition of securities of the Company.

Performance Presentation

         The following graph compares the quarterly percentage change in the cumulative total shareholder return of the Company, the Standard & Poor's (S &
P) 500 Stock Index, and the S & P Publishing/Newspapers Index, in each case for the five years ending September 30, 2001 (with September 30, 1996 as the measurement point). Total shareholder return is measured by dividing (a) the sum of (i) the cumulative amount of dividends declared for the measurement period, assuming dividend reinvestment and (ii) the difference between the issuer's share price at the end and the beginning of the measurement period, by (b) the share price at the beginning of the measurement period.

The data points used for the omitted graph were as follows:


September 30            1996     1997     1998     1999     2000     2001
---------------------------------------------------------------------------

Lee ................   $100.00  $126.60  $117.93  $127.01  $137.15  $153.74
S&P 500 Stock Index     100.00   140.45   153.15   195.19   221.12   162.26
S&P Media Index ....    100.00   151.45   147.75   210.93   199.90   219.17

         The S & P 500 Stock Index includes 500 U.S. companies in the industrial, transportation, utilities and financial sectors and is weighted by market capitalization. The S & P Publishing/Newspapers Index, which is also weighted by market capitalization, includes the following companies considered to be peers of the Company: Gannett Co., Inc., Knight-Ridder, Inc., The New York Times Company, The Times Mirror Company (until June 12, 2000), Dow Jones & Company, Inc. and The Tribune Company.

                 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE
               OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Committee

         The Executive Compensation Committee of the Board of Directors (the "Committee") is composed of four independent outside directors. No executive officer of the Company is a member of the board of directors of any company with which a member of the Committee is affiliated. The Board of Directors has delegated to the Committee the authority to review, consider and determine the compensation of the Company's executive officers and other key employees and, in accordance with Rule 16b-3 of the Exchange Act, make the final determination regarding awards of stock options, restricted stock, and other stock-based awards to such persons.

Compensation Policies

         The Committee operates on the principle that the compensation of the Company's executive management, including its Chief Executive Officer and the other executive officers named in the Summary Compensation Table, should be competitive with compensation of executive management at comparable companies. The Committee also follows a policy of basing a significant portion of the cash compensation of senior executive officers on the operating performance of the Company, and of other members of the executive management team on the performance of the enterprises, units or functions over which they exercise significant management responsibility. The Committee's policies are designed to assist the Company in attracting and retaining qualified executive management by providing competitive levels of compensation that integrate the Company's annual and long term performance goals, reward strong corporate performance, and recognize individual initiative and achievement. The Committee also believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in the linking of management's and stockholders' interest in the enhancement of shareholder value.

         The Company's executive compensation program is comprised of three elements: (1) base salary; (2) annual incentive bonus; and (3) long-term incentive compensation.

Base Salary

         Salary levels for executive management are set so as to reflect the duties and level of responsibilities inherent in the position, and to reflect competitive conditions in the lines of business in which the Company is engaged in the geographic areas where services are being performed. Comparative salaries paid by other companies in the industries and locations where the Company does business are considered in establishing the salary for a given position. The Company participates annually in the Towers Perrin Media Industry Compensation Survey (the "Towers Survey"), which is widely used in its industry and gives relevant compensation information on executive positions. The Company strives to place fully competent and highly performing executives at the median level of compensation, as reported annually in the Towers Survey.

         The Towers Survey provides annual compensation analyses for executives in the media industry based on revenue, industry segments including publishing, and market type and size. The statistical information, including revenue and compensation levels, provided by survey participants is utilized by the Towers Survey to develop statistical equations based on revenue, industry segments and markets. These equations, along with other data, are used by the Company to determine the median and other levels of compensation of the executive management of media companies with profiles comparable to that of the Company. Base salaries for executives named in the Summary Compensation Table are reviewed annually by the Committee taking into account the competitive level of pay as reflected in the Towers Survey. In setting base salaries, the Committee also considers a number of factors relating to the particular executive, including individual performance, level of experience, ability and knowledge of the job. These factors are considered subjectively in the aggregate and none of the factors is accorded a specific weight. The Committee believes the base salary levels are reasonable and necessary to retain these key employees. The Company has, with the Committee's consent, frozen executive salary levels due to general economic conditions.

Annual Incentive Bonus Program

         The purpose of the annual incentive bonus program is to motivate and reward executive management so that they consistently achieve specific financial targets and are compensated for the accomplishment of certain non-financial objectives. These targets and objectives are reviewed and approved by the Committee annually in conjunction with its review of the Company's strategic and operating plans. A target bonus level, stated as a percent of annual base salary, is established for each member of the executive management team other than executive officers, by the executive officer exercising responsibility over an enterprise unit or function. For executive officers other than the Chief Executive Officer, the bonus level and achievement targets are determined by the Chief Executive Officer and approved by the Committee. Similarly, the Committee determines the annual bonus opportunity and performance objectives of the Chief Executive Officer. While the annual incentive bonus awards for executives other than the Chief Executive Officer are generally approved upon the recommendation of the Chief Executive Officer, the Committee retains the right to adjust the recommended bonus awards to reflect its evaluation of the Company's overall performance.

Long Term Incentives

         Under the Company's 1990 Long Term Incentive Plan, the Committee is authorized, in its discretion, to grant stock options and restricted stock awards in such proportions and upon such terms and conditions as the Committee may determine. The Committee meets following the end of each year to evaluate the performance of the Company for the preceding fiscal year and determine long term incentive awards of executive management of the Company for the fiscal year just ended. Under the Plan, grants to executives are based on criteria established by the Committee, including responsibility level, base salary, current market practice and the market price of the Company's Common Stock at the time of grant. The number of stock options and/or restricted shares then determined is reviewed by the Committee and may be increased or decreased to reflect the criteria noted above, the individual executive's role in accomplishment of the Company's operating objectives, and that individual's potential for long term growth and contribution to the Company's strategic objectives. Grant guidelines for stock options and restricted stock are established for all participants (including the Chief Executive Officer) with the objective of providing a target total compensation opportunity, including base salary and the target annual incentive bonus, equal to the median of the peer group. Depending on stock price performance and Company performance, actual total compensation for any given year could be at, above or below the median of the peer group. The number of options or restricted shares previously granted to or held by an executive is not a factor in determining individual grants.

         The number of stock options granted to each executive officer in 2001 was determined by dividing a specified dollar amount of the target award for the grant by a hypothetical fair market value of the stock option as of the grant date, based upon the Black-Scholes Option Pricing Model. All stock options granted have an exercise price equal to the fair market value of the Common Stock at time of grant and are exercisable within a 10-year period. In order to assure the retention of high level executives and to tie the compensation of those executives to the creation of long term value for stockholders, the Committee has provided that stock options generally vest in specified portions over a three year period.

         The awards of restricted stock to executive officers and other key employees in 2001 represent shares of Common Stock which the recipient cannot sell or otherwise transfer until the applicable restriction period lapses. The number of shares of restricted stock awarded was determined by dividing a specified dollar amount of the target award by the fair market value of the Company's Common Stock on the date the awards are approved. Restricted stock awards are also intended to increase the ownership of executives in the Company, through which the value of long term stock ownership and growth can be enhanced.

Compliance with Internal Revenue Code Section 162(m)

         Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to certain executive officers in any taxable year beginning on or after January 1, 1994. Performance-based compensation, commissions and payments in respect of binding obligations entered into prior to February 17, 1993 are not subject to the deduction limit if certain requirements are met. The Company has structured the compensation of its executive officers in a manner that results in no disallowed deductions under section 162(m).

Compensation of Chief Executive Officer

         The Committee determined the 2001 base salary for the Company's Chief Executive Officer, Richard D. Gottlieb, and, subsequently, Mary E. Junck, in a manner consistent with the base salary guidelines applied to executive officers of the Company as described above. The annual bonuses paid to Mr. Gottlieb and Ms. Junck for 2001 were based upon an evaluation of the performance of the Company in relation to past years and the performance of comparable media companies, as well as the accomplishment of certain non-financial performance objectives and the successful initiation of several long-term and strategic initiatives which the Committee believes will be of significant benefit to the Company in the future. Mr. Gottlieb's 2001 bonus also took into consideration the successful divestiture of the Company's broadcast business.

         The Committee made a long-term compensation award of stock options and restricted stock to Ms. Junck for 2001 by applying the same criteria described for the determination of such awards to other executive officers of the Company. The Committee did not consider past stock option grants to Ms. Junck in determining the amount of her 2001 grant. The Committee did consider the 2001 performance of the Company, as more particularly described above, in the final determination of such grants.

Executive Compensation Committee Participation

         The current members of the Executive Compensation Committee are Phyllis Sewell, Chairman, Rance E. Crain, Andrew E. Newman and Mark Vittert.

                   REPORT OF THE AUDIT COMMITTEE OF THE BOARD
               OF DIRECTORS REGARDING ANNUAL FINANCIAL STATEMENTS

         The Audit Committee of the Board of Directors is comprised of three directors who are not officers of the Company. All members are independent under rules of the New York Stock Exchange. The Board of Directors has a written charter for the Audit Committee.

         The Committee held seven meetings during fiscal 2001. The meetings were designed to facilitate and encourage private communication between the Committee, the Company's internal auditors and the Company's independent public accountants, McGladrey & Pullen, LLP ("McGladrey").

         During these meetings, the Committee reviewed and discussed the audited financial statements with management and McGladrey. The Audit Committee believes that management maintains an effective system of internal controls that results in fairly presented financial statements. Based on these discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K.

         The discussions with McGladrey also included the matters required by Statement on Auditing Standards No. 61. The Audit Committee received from McGladrey written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1. This information was discussed with McGladrey.

Audit Committee Participation

         The current members of the Audit Committee are J. P. Guerin, Chairman, William E. Mayer and Gordon D. Prichett.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

         The firm of McGladrey & Pullen, LLP, Certified Public Accountants, was designated by the Board of Directors of the Company to audit the consolidated financial statements of the Company for the fiscal year ended September 30, 2001. Representatives of McGladrey will be present at the 2002 Annual Meeting and will be afforded the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

         For the year ended September 30, 2001, McGladrey and RSM McGladrey, Inc. (an affiliate of McGladrey) performed the following professional services and received, or will receive, fees in the amounts indicated:

         Audit of 2001 consolidated financial statements                $178,000
         Financial information systems design and implementation          20,000
         Tax and all other services                                      340,000

         The Board of Directors will choose independent public accountants for purposes of auditing the consolidated financial statements of the Company for the year ending September 30, 2002, after the Annual Meeting.

                  STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

         Proposals of stockholders with regard to nominees for the Board of Directors or other matters to be presented at the 2003 Annual Meeting of the Company must be received by the Company to be considered for inclusion in its proxy statement and form of proxy relating to that meeting by September 30, 2002.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than 10 percent of the Company's Common Stock or Class B Common Stock to file initial reports of ownership and reports of changes in that ownership with the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for these reports have been established, and the Company is required to disclose in its proxy statement any failure to file by these dates during the Company's 2001 fiscal year.

         Based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all filing requirements applicable to its executive officers and directors were satisfied. With respect to the Company's two known holders of more than 10 percent of the Company's Class B Common Stock, Lloyd G. Schermer filed four late reports involving twelve separate transactions in the Company's Common Stock by a trust of which he is a co-trustee as to which he disclaims beneficial interest and Betty A. Schermer filed one late report of her holdings of the Company's Class B Common Stock.

                                  OTHER MATTERS

         The management of the Company knows of no matters to be presented at the meeting other than those set forth in the Notice of Annual Meeting of Stockholders. However, if any other matters properly come before the meeting, your proxy, if signed and returned, will give discretionary authority to the persons designated in it to vote in accordance with their best judgment.

         The cost of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, some of the officers and regular employees of the Company may, without extra remuneration, solicit proxies personally or by telephone, electronic transmission, facsimile or by telegram. The Company may also request brokerage houses, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of stock held of record and will reimburse such persons for their expenses. The Company has retained Morrow & Co., Inc. to aid in the solicitation of proxies, for which the Company will pay an amount that it has estimated will not exceed $10,000 plus expenses.


                                           /s/ Mary E. Junck
                                           -------------------------------------
                                           MARY E. JUNCK
                                           President and Chief Executive Officer